Exhibit 10.150

www.koreaexim.go.kr
38, Eunhaeng-Ro(16-1, Yeouido-Dong), Yeongdeungpo-Gu, Seoul 150-996, Korea Tel. 822-3779-6114 Fax. 822-3779-6745

Letter of Interest

May 4, 2015

To : Gener8 Maritime, Inc.

Re : New building project of Fifteen (15) 300K VLCC (“Project”)

Dear Sirs,

In response to your presentation and subsequent request for a Letter of Interest regarding the project, we are pleased to inform you that based on the preliminary information available at this time, we would favorably consider provision of financial support for the Project.

Please be informed that our decision is conditional upon the financial, technical, and economic soundness of the Project including environmental aspects of the Project. We will provide financing under the terms and conditions in accordance with OECD Arrangements and our internal policies. Furthermore, any decision will be based upon legal and policy considerations in effect at such time as our loan commitment shall be made.

Please be noted that this Letter of Interest does not constitute a legally binding commitment of the Export-Import Bank of Korea and any decision shall be based upon legal and policy considerations in effect at such time the loan commitment is made.

We are looking forward to hearing from you on the development of the Project.

Sincerely yours,

/s/ Cha Seung-won
Cha Seung-won
Director
Offshore Finance Team
Marine Finance Department

Terms and Conditions subject to the Approval of a Credit Committee

1.	Financing Amount	Up to U$ 353 million in the form of a direct loan and/or a guarantee

2.	Equity Contribution	To be discussed

3.	Tenor	Up to 12 years from the delivery date of each Vessel

4.	Interest Rate	To be discussed

5.	Interest Period	Three (3) months

6.	Guarantee Premium	To be discussed

7.	Commitment Fee	To be charged on undrawn amount

8.	Management Fee	To be charged on committed amount

9.	Repayment	Quarterly equal installments of principal beginning from three (3) months after the delivery date of each Vessel

10.	Security	Security Package required by KEXIM

February 2015

To Our Correspondents

Dear Sirs:

We are pleased to be providing you with the signatures of officers authorized to sign on behalf of The Export-Import Bank of Korea (Korea Eximbank), with signatory power as specified.

This new list of signatures supersedes all previous lists. Signature lists provided previously should be disposed of upon receipt of this updated list.

Sincerely,

/s/ Kim Youngkee
Kim Youngkee
Director General
Strategic Business Coordination Department
The Export-Import Bank of Korea

Authorized Signatures

of the Officers

•  Class A

•  Class B

Class

A

Byun Kwang-hyun	011	Cha Burn-suk	012

Cha Seung-won	013	Cha Silh	014

Chae Sang-jin	015	Chae Seung-chul	016

Chang Young-hoon	017	Chang Younsoo	018

Cheon Myung-wook	019	Cheong Minju	020

This page is a verified copy of the List of Authorized Signatures as published in February 2015.